For period ending December 31, 2009     Exhibit 77D

File number 811-9036       77Q1

Global (ex-US) All Call Cap Growth Relationship Fund

At the September 3, 2009 Board meeting, the Board approved permitting the Fund to invest up to 10% of its total assets in equity participation notes and equity linked notes.

For period ending December 31, 2009     Exhibit 77D

File number 811-9036       77Q1

UBS Global Securities Relationship Fund

At the September 3, 2009 Board meeting, the Board approved permitting the Fund to invest up to 10% of its total assets in equity participation notes and equity linked notes.